Exhibit 10.101

CONFIDENTIAL

Osmose

EXECUTIVE INCOME SUMMARY

Name: Paul Goydan, President, Osmose, Inc.

Year: 2013	Base:	$350,000
	Mg’t. Fee:	$737,929	(Final fee reconciliation and payment to follow audited financial statements)

	Total	$1,087,929

Basis of Management Fee: 2.15% of the Operating profit (or loss) contributed by the following profit centers (and any new Osmose, Inc. profit centers) and shown on the 2013 Summary of Profit Centers and Subsidiaries: U.S. Wood Preservative Group, Wood Protection LLC, Timber Specialties, Co., Central America, Brazil, Chile, Europe, Australasia and Asia. Fee basis will adjusted as in the past for relevant extraordinary expenses and claims. See attached. A weighted average cost of capital factor will apply to new acquisitions.

Total Compensation Range:

Minimum: $ 714.000	Second Tier Point: $ 1,020,000

Year: 2014	Base:	$13,461.54	per pay period (biweekly)

Basis of Management Fee: 2.15% of the Operating profit (or loss) contributed by the following profit centers (and any new Osmose, Inc. profit centers) and shown on the 2014 Summary of Profit Centers and Subsidiaries: U.S. Wood Preservative Group, Wood Protection LLC, Timber Specialties, Co., Central America, Brazil, Chile, Europe, Australasia and Asia. Fee basis will adjusted as in the past for relevant extraordinary expenses and claims. A weighted average cost of capital factor will apply to new acquisitions.

Your fee calculation will be prorated should the pending sale of Osmose, Inc. and its subsidiaries close in 2014. If a sale transaction completes in 2014, your Management Fee will prorated based on the portion of the year Osmose, Inc., is owned by Osmose Holdings. Seasonal adjustments to the fee basis may be necessary.

Total Compensation Range:

Minimum: $ Same as 2013	Second Tier Point: Same as 2013

Note 1: Osmose reserves the right to change base and bonus rates at any time based on changes to the employee’s assigned duties and responsibilities, the employee’s performance and/or the company’s financial results.

Note 2: If total calculated compensation exceeds the Second Tier Point in any year, the Fee will be adjusted by dividing calculated compensation over the Second Tier Point in half and adding result to the Second Tier Point for that year.

Note 3: If an employee does not remain employed for the full year, base salary and any previous or current year management fee payments will be governed by the terms of an executive employment agreement.

Accepted by:	/s/ Paul Goydan	Date:	3/28/14

Approved by:		Date: